UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2020

REGENXBIO Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37553	47-1851754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9600 Blackwell Road, Suite 210
Rockville, Maryland 20850
(Address of principal executive offices and Zip Code)

(240) 552-8181

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 under the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2020, REGENXBIO Inc. (the “Company”) entered into a royalty purchase agreement (the “Purchase Agreement”) with entities managed by Healthcare Royalty Management, LLC (collectively, the “Purchaser”) providing for the acquisition (the “Transaction”) by the Purchaser of the Company’s interest in certain royalty payments (the “Purchased Receivables”) based on annual net sales of Novartis AG’s Zolgensma® (the “Licensed Product”), including a portion of the royalty payments received by the Company in the fourth quarter of 2020, pursuant to that certain License Agreement dated March 21, 2014 between the Company and AveXis, Inc. (the “Licensee”), as amended by the First Amendment to License Agreement dated January 8, 2018 (the “License Agreement”). Following satisfaction of customary closing conditions as of the date of signing, the Company received a gross amount of $200.0 million (the “Purchase Price”).

Pursuant to the Purchase Agreement, the Company’s sale of the Purchased Receivables shall be subject to an increasing cap amount (the “Threshold Amount”) equal to a multiple of the Purchase Price, set at 1.30 for the period from the closing date through November 7, 2024 and 1.50 for the period from November 8, 2024 through the effective date of termination of the License Agreement.

On any date that the aggregate net amount of all payments received by the Purchaser pursuant to the Purchase Agreement (the “Total Net Amount”) equals or exceeds the Threshold Amount applicable to such date (the “Threshold Date”), the Purchase Agreement will automatically terminate and all rights to the Purchased Receivables will revert to the Company.

At any time on or prior to the Threshold Date, the Company shall have the right (the “Call Option”) to repurchase from the Purchaser all rights to the Purchased Receivables for a repurchase price equal to, as of the relevant date, the product of (a) the Purchase Price and (b) 1.50, net of the Total Net Amount; provided, however, that with respect to a Call Option exercised on or before November 7, 2024, in the event that the then applicable Threshold Amount minus the Total Net Amount is less than $1.0 million, the repurchase price shall equal such difference. Upon the closing of such repurchase pursuant to the Call Option, the Purchase Agreement will automatically terminate.

Absent earlier termination in connection with the Threshold Date or the Call Option, the Purchase Agreement will terminate on the date on which Purchaser has received the last payment of Purchased Receivables pursuant to the License Agreement.

Under the Purchase Agreement, royalties payable to certain licensors in connection with the Purchased Receivables will be deducted from the Purchased Receivables and continue to be paid to such licensors, as applicable, pursuant to the Company’s separate agreements with such entities.

The Purchase Agreement contains other customary terms and conditions, including representations and warranties, conditions precedent, indemnities and covenants, including covenants that, among other things, require the Company to provide certain information to the Purchaser with respect to the License Agreement and the Licensed Product and to cooperate with the Purchaser, at the Purchaser’s expense, to take certain actions under the License Agreement and otherwise with respect to the Licensed Product to protect the Purchaser’s rights to receive the Purchased Receivables. These covenants are subject to a number of important exceptions and qualifications.

The foregoing description of certain terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2020.

A copy of the Company’s press release relating to the Transaction is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

99.1	REGENXBIO Inc. press release dated December 22, 2020.

104	Cover page interactive data file (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: December 22, 2020	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II
Senior Vice President and Chief Legal Officer